UNITED STATES
                  SECURITIES EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                             FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
 SECTION 12(g) OF THE EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY
   TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE EXCHANGE
                           ACT OF 1934


                                  Commission File Number 0-25263
                                                        -------
                     REGEN ENVIRONMENTAL INC.
        ----------------------------------------------------
       (Exact name of registrant as specified in its charter)

        DELAWARE                           13-4025857
        --------                          ------------
(State or other jurisdiction             (I.R.S. Employer
of incorporation or organization)        Identification No.)

1700 Montgomery Street - Suite 111
San Francisco, California                     94111
----------------------------------            -----
Address of principal executive offices)    (Zip Code)

Registrant's telephone number              415-835-9488


                 Common Stock, $.001 par value
              ------------------------------------
    (Title of each class of securities covered by this Form)

                              None
                              ----
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)     / /         Rule 12h-3(b)(1)(i)  / /
   Rule 12g-4(a)(1)(ii)    / /         Rule 12h-3(b)(1)(ii) / /
   Rule 12g-4(a)(2)(i)     /x/         Rule 12h-3(b)(2)(i)  / /
   Rule 12g-4(a)(2)(ii)    / /         Rule 12h-3(b)(2)(ii) / /
                                       Rule 15d-6           / /

     Approximate number of U.S. shareholders of record as of the certificate or notice date: _146

     Pursuant to the requirements of the Securities Exchange Act of 1934, Regen Environmental Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: July 16, 2001


REGEN ENVIRONMENTAL INC.
----------------------
(Registrant)

By: /s/ Basil Parker
    ----------------------
    President